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                                                                   EXHIBIT 10.14

September 1st, 1999

Jacqueline Maartense
31 Hancock Street
San Francisco, CA 94114

Jacqueline:

It is my pleasure to offer you a position at eGroups, Inc. working with us to make our group communication service pervasive worldwide.


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
Title:                VP Marketing
Salary:               $150,000
Stock Options:        200,000 shares
Sign-on Bonus:        $10K
Vesting Period:       4 years, with one-year cliff and monthly vesting thereafter
Start Date:           9/27/99
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The terms of your new position with the Company are as set forth below:

1.      POSITION.

        (a) We are very pleased to offer you a position as VP Marketing reporting to the CEO. A description is attached to clarify the scope of this position.

        (b) You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2. START DATE. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on the above start date.

3. PROOF OF RIGHT TO WORK. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4.      COMPENSATION.

        (a) Salary. Your salary will be payable pursuant to the Company's regular payroll policy (or in the same manner as other employees of the Company) currently every two weeks.


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        (b) Benefits. You will be eligible to participate in the health, medical, dental or life insurance programs and the 401(k) and employee stock purchase programs established by the Company, on the same basis as other similarly compensated employees, as those policies may change from time to time.

        (c) Sign-on bonus. We will pay you a sign-on bonus of $10,000.00 on the Start Date of your employment. Eight tenth of this bonus are to be fully repaid in the event that you terminate your employment with the Company before the completion of six months of employment with the Company.

        (c) Vacation. You will be entitled to twenty-one (21) days of paid personal leave per year, accruing on a monthly basis according to the Company's policy, to use for vacation, personal illness, and family illness.

        (d) Severance. In the event you are terminated without cause or have Good Reason, you will receive a lump-sum severance payment iZon the termination date or date you have Good Reason equal to three months of salary plus our prorated bonus for the year. In addition, you will receive 3 months of continuing company benefits. If your employment is terminated before the first anniversary of the commencement of your employment, the Company's right of repurchase shall immediately lapse with respect to 1/48th of the total number of Shares for each month of employment completed.

        "Good Reason" means (i) the material reduction or material modification of your authority, duties, title, salary, employee benefits or responsibilities without your prior written consent, or (ii) any requirement that you move your principal place of employment from the San Francisco Bay Area.

5. OPTION TO PURCHASE COMMON STOCK. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase shares of the Company's Common Stock as stated above ("Shares") under the Company's 1998 Employee Stock Option Plan established by the Board of Directors. The option shall have an exercise purchase price equal to the fair market value on the date of the grant as determined in good faith by the Board of Directors of the Company. These Shares issued upon the exercise of the option will be subject to the Company's right of repurchase in the event of the termination of your employment with the Company. This repurchase right will lapse as to 1/4th of the total number of Shares on the first anniversary of the commencement of your employment, and shall lapse as to 1/48th of the total number of Shares each month thereafter. The Company's repurchase right will continue to lapse only so long as you continue to be employed by the Company. The option will be an incentive stock option to the maximum extent allowed by applicable law and will be subject to the terms of the stock option agreement between you and the Company.

        Notwithstanding the foregoing, the Company's right of repurchase shall immediately lapse with respect to 25% of the Shares if, in connection with or following the completion of Merger (as defined below), your employment with the Company (or its successor entity) is terminated by the Company or its successor without Cause (as defined below) or you terminate your employment voluntarily as a result of a Constructive Termination (as defined below).

        "Merger" shall mean a merger or consolidation of the Company in connection with which greater than 50% of the voting power of the Company is transferred, or a sale of all or substantially all of the Company's assets or capital stock, excluding a transaction for the sole purpose of changing the legal domicile of the Company.

        "Cause" for the termination of your employment with the Company or its successor will exist at any time upon one or more of the following events: (i) Your willful misconduct in performance of the duties of your position with the Company or its successor, including your refusal to comply in any material respect with the legal directives of the Company's Chief Executive Officer or the Board of Directors so long as such directives are not inconsistent


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with your position and duties, and such refusal to comply is not remedied within
15 working days after written notice from the Company or its successor, which written notice shall state that failure to remedy such conduct may result in termination for Cause; or (ii) your conduct that materially discredits the Company or its successor or is materially detrimental to the reputation of the Company or its successor, including conviction of a felony involving moral turpitude.

        "Constructive Termination" shall be deemed to occur if there is (i) an adverse change in your position or operating responsibilities with the Company or its successor causing such position to be of materially reduced stature or responsibility; or (ii) a reduction of your compensation, taken as a whole; or
(iii) you are required to move your principal place of employment from the San Francisco Bay Area.

6. PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Proprietary Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement"), prior to or on your Start Date.

7. CONFIDENTIALITY OF TERMS. You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

8. AT-WILL EMPLOYMENT. Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further liability. This at-will nature of your employment may be changed only by a written agreement signed by you and the Chief Executive Officer of the Company that refers expressly to the at-will nature of your employment.

        We are delighted to extend you this offer until 8pm PST on August __, 1999 and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

        If you have any questions about this offer, please call me. We look forward to a favorable reply and to a rewarding and productive association with you.


Sincerely,

Martin Roscheisen
CEO

Agreed and Accepted:


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    Employee Name                       Date


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Enclosure:        Proprietary Information and Invention Assignment Agreement


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